EXHIBIT 23.2

            Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 and related Prospectus of ACT Teleconferencing, Inc. for the registration of 659,681 shares of its common stock and to the incorporation by reference therein of our report dated March 9, 2003, with respect to the consolidated financial statements and schedules of ACT Teleconferencing, Inc. as of December 31, 2002 and for the years ended December 31, 2002 and 2001 included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.


/s/ Ernst & Young LLP

Denver, Colorado
February 10, 2005